Exhibit 99.1

For Global Payments

Investor Relations Contact: Jane M. Elliott

770 829-8234 Voice

investor.relations@globalpay.com

Media Relations Contact: Phyllis McNeill

770 829-8245 Voice

phyllis.mcneill@globalpay.com

For Palladium Equity Partners

Media Relations Contacts: David Lilly and Lyndsey Estin

Kekst and Company

212-521-4800 Voice

Global Payments Completes Sale of its Money Transfer Businesses

Atlanta May 26, 2010 – Global Payments Inc. (NYSE: GPN), a leading provider of electronic transaction processing solutions, announced today that it has completed the divestiture of its DolEx- and Europhil-branded money transfer businesses to an affiliate of Palladium Equity Partners, LLC.

Under the terms of the agreement, Global Payments will receive proceeds of $85 million. The company will provide more details on final divestiture accounting during its year-end earnings call in July.

Global Payments’ Chairman and Chief Executive Officer, Paul R. Garcia, said, “This transaction allows us to focus exclusively on our ongoing strategy of expanding our merchant acquiring presence around the world, and as such, we intend to reinvest the sale proceeds in future merchant acquiring growth opportunities.”

David Perez, a Managing Director of Palladium Equity Partners, said, “We look forward to working with the management team at Dolex/Europhil to continue to grow and build the company.”

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe, and the Asia-Pacific region. Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the company and its services.

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Global Payments Completes Sale of its Money Transfer Businesses

May 26, 2010

Palladium Equity Partners, LLC, along with its affiliates (“Palladium”) targets investments in business services companies as well as in financial services, consumer/retail, food/restaurants, healthcare, manufacturing and media businesses. Palladium has a focus on companies that are well-positioned to capitalize on the fast-growing U.S. Hispanic market. The principals of Palladium have directed investments of over $2.0 billion of equity in more than 60 portfolio companies over the last two decades. For more information about Palladium, please visit www.palladiumequity.com.

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